Exhibit 99.2

NEWS ANNOUNCEMENT


FOR IMMEDIATE RELEASE

                       KG INVESTMENT PURCHASES 37 PERCENT
                         EQUITY STAKE IN TAG-IT PACIFIC

LOS ANGELES, CA - OCTOBER 27, 1998 - Tag-It Pacific, Inc. (AMEX:TAG), one of the world's leading single-source providers of brand identity programs to the apparel and licensed consumer product industries, today provided details and identified the investment company that recently completed a $2.7 million investment in Tag-It Pacific.

KG Investment,  LLC, a Los Angeles-based  private investment company,  purchased
2.39 million restricted shares of Tag-It Pacific Common Stock for an aggregate price of $2,688,750.

KG Investment is owned by Gerard Guez and Todd Kay. Messrs. Guez and Kay have over 35 years of combined experience in the apparel industry where they have developed substantial expertise in the private label casual apparel business, having developed strong relationships with many specialty retail and mass merchandise store chains.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented: "We share KG Investment's enthusiasm for the potential of Tag-It's strategic growth plan. It is gratifying to welcome industry leaders of their experience and accomplishment as major long-term shareholders of the Company."

The investment amounts to an approximate 37% equity stake in Tag-It Pacific, and the shares purchased by KG Investment, LLC are restricted securities as defined by Rule 144 under the Securities Act of 1933. KG Investment has also agreed that it will not seek to dispose of its shares prior to October 16, 2000, except to certain affiliated parties, without prior written consent of Tag-It Pacific. KG Investment has also agreed to certain additional restrictions on the transfer and voting of the shares it purchased and has been granted piggyback registration rights.

Tag-It Pacific is a single-source provider of complete brand identity programs to the fashion driven apparel, private label apparel and licensed consumer product industries. The Company designs and produces high quality paper, metal and injection molded boxes, woven and leather labels, paper hanging and bar coded tags, metal jeans buttons and custom shopping bags. Companies and brands utilizing Tag-It designed and/or manufactured products include Guess?, Calvin Klein, Tommy Hilfiger, Sony Signatures, Warner Bros. and Carol Little, among others.

This news release contains forward-looking statements and opinions of Tag-It Pacific's management. Neither Gerard Guez, Todd Kay nor any of the companies with which they are affiliated have any contractual obligation to engage in business with, or develop business for, Tag-It Pacific. All forward-looking statements and opinions are necessarily speculative and readers are advised not to place undue reliance on any such forward-looking statements or opinions, which speak only as of the date made. Actual results could vary materially from those anticipated for a variety of reasons, including, without limitation, the risk factors set forth in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998, which readers are advised to review in connection with this news release.

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CONTACT:
David C. Collins
Jaffoni & Collins
212/835-8500, tag@jcir.com